Exhibit 10.1

CARDINAL FINANCIAL CORPORATION

Executive Employment Agreement

Addendum

Section 4, Termination of Employment Relationship

Section (b)(ii) shall be replaced with the following:

“If Cardinal terminates you pursuant to Section 4(b) within twelve (12) months after the Effective Date of a Change in Control, Cardinal shall pay you, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement, twenty-four (24) months salary, in one lump sum payment, less required and authorized withholdings and deductions. The lump sum payment shall be made by Cardinal within thirty (30) days from your last day of employment. Additionally, Cardinal will continue your group health and dental insurance benefits over the course of those twenty-four (24) months.

Section 5, Change in Control

Section 5(a) shall be replaced with the following:

“If you voluntarily terminate your employment with Cardinal pursuant to Section 5 of this Agreement; Cardinal shall pay you, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement, twenty-four (24) months salary, in one lump sum payment, less required and authorized withholdings and deductions. The lump sum payment shall be made by Cardinal within thirty (30) days from your last day of employment. Additionally, Cardinal will continue your group health and dental insurance benefits over the course of those twenty-four (24) months.”

CARDINAL FINANCIAL CORPORATION

By:	/s/ Bernard H. Clineburg

IN WITNESS WHEREOF, the above Executive Employment Agreement Addendum was approved by the Boards of Directors of Cardinal Financial Corporation and Cardinal Bank on August 17, 2011.

EMPLOYEE

/s/ Christopher W. Bergstrom

/s/ Janice A. Cross
Janice A. Cross, Assistant Secretary